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                                                              FILE NO. 333-13649
                                                                  RULE 424(B)(3)

                             PROSPECTUS SUPPLEMENT
                     (TO PROSPECTUS DATED JANUARY 6, 1997)
                (TO PROSPECTUS SUPPLEMENT DATED JANUARY 6, 1997)
                                     PROSPECTUS NUMBER: 1502


                           MERRILL LYNCH & CO., INC.
                          MEDIUM-TERM NOTES, SERIES B
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

                                FIXED RATE NOTES

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

PRINCIPAL AMOUNT:         $15,000,000.00


TRADE DATE:               April 28, 1997


ORIGINAL ISSUE DATE:      May 15, 1997


MATURITY DATE:            May 15, 2007


INTEREST RATE:            7.50%


INTEREST PAYMENT DATES:   15th day of each month, commencing June 15, 1997 through and including the Maturity
                          Date, subject to the following business day convention.


OPTIONAL REPAYMENT DATES: See "Other Provisions" below


INITIAL REDEMPTION DATE:  May 15, 2000


OTHER PROVISIONS:         Notwithstanding anything to the contrary contained herein, interest on the Notes shall be payable monthly on the 15th day of each month and at Maturity (the
                          "Interest Payment Dates"), commencing on June 15, 1997. This Note is subject to redemption at the option of the Company, in whole, on each Interest Payment Date occurring in May or November commencing on or after the Interest Payment Date on May
                          15, 2000, (the "Redemption Date") at the Redemption Price together with interest thereon payable to the Redemption Date, on notice given, not more than 60 nor less than 30 days prior to the Redemption Date. The Redemption Price with respect to this
                          Note shall be 100% of the principal amount of the Notes.


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